As filed with the Securities and Exchange Commission on February 18, 2011

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNITY PARTNERS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	20-3700861 (I.R.S. Employer Identification Number)
1250 Highway 35 South, Middletown, New Jersey (Address of Principal Executive Offices)	07748 (Zip Code)

Community Partners Bancorp Employee Stock Purchase Plan
(Full title of the plan)

William D. Moss
President and Chief Executive Officer
Community Partners Bancorp
1250 Highway 35 South
Middletown, New Jersey 07748
(Name and address of agent for service)

(732) 706-9009
(Telephone number, including area code, of agent for service)

Copies to:

Edward C. Hogan, Esquire
Dana M. Eddis, Esquire
1415 Marlton Pike East
Suite 506
Cherry Hill, New Jersey 08034-2210
(856) 857-4004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value	250,000 shares	$5.28	$1,320,000	$153.25

(1)  Pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares stated herein, an indeterminate number of shares that may be subject to grant or otherwise issuable by reason of a stock split, stock dividend, merger, reorganization, consolidation, or similar transaction.

(2)  Based on the maximum number of shares of the registrant’s common stock, without par value, authorized for issuance under the Community Partners Bancorp Employee Stock Purchase Plan.

(3)  Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant's common stock on February 15, 2011, as reported on the NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act  of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

In this Registration Statement, “Community Partners,” “the Company,” “the registrant,” “we,” “us,” and “our” refer to Community Partners Bancorp.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement and made a part hereof:

(a)  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

(c)  our Current Reports on Form 8-K filed on February 3, 2010, April 9, 2010, April 23, 2010, May 19, 2010, June 2, 2010, June 4, 2010, June 8, 2010, June 16, 2010, July 26, 2010, July 28, 2010,  August 23, 2010, September 9, 2010, October 22, 2010 and October 25, 2010;

(d)  the description of Community Partners’ common stock contained in Item 1 of our Registration Statement on Form 8-A (Registration Statement No. 000-51889), including any amendments or reports filed for the purpose of updating such Registration Statement; and

(e)  all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Limitation of Personal Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the personal liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act (NJBCA).

Indemnification of Directors and Officers Provided by the Company’s Governing Documents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind (together “an action”), by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a bank holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Consistent with, and to the extent permitted by Section 14A:3-5 of the NJBCA, under the Company’s by-laws, the Company will indemnify and hold harmless its officers and directors and any such person’s estate against all liabilities (including reasonable attorney’s fees) incurred in any action, by reason of the fact that the officer or director is or was serving as a director, officer, employee or agent of the Company (or at the request of the Company in such capacity). Subject to the receipt by the Company of an undertaking by the officer or director to repay the expenses if there is a judgment or other final adjudication holding that the officer or director is not entitled to receive reimbursement of expenses from the Company, the Company will pay in advance or reimburse the officer or director for all expenses incurred by the officer or director in defending any such action. However, the Company will not indemnify such person if a judgment or other final adjudication adverse to the person establishes that his or her acts or omissions (i) were acts or omissions that the person knew or believed to be contrary to the best interests of the Company or shareholders in connection with a matter to which he had a material conflict of interest, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in receipt by such person of an improper personal benefit. The Company also will not be required to further pay or reimburse expenses, and will be entitled to repayment of any paid expenses, if the officer or director enters a formal plea or written admission in the action that he or she has committed such acts or omissions establishing that he or she is not entitled to indemnification. Unless the Board of Directors has authorized or consented to the action to which the officer or director is a party, the Company is not obligated to pay or reimburse an officer or director for any expenses in connection with an action, in whole or part, initiated by the officer or director.

Under Section 14A:3-5 of the NJBCA, with respect to any derivative action, the Company is empowered to indemnify any corporate agent, including any current or former officer or director, against the agent’s expenses (but not the agent’s liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower the Company to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the Company.

Under Section 14A:3-5 of the NJBCA, a corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification.

Indemnification of Officers and Directors under the Agreement and Plan of Acquisition (the “Acquisition Agreement”). Under the Acquisition Agreement entered into between Two River Community Bank (“Two River”), The Town Bank (“Town Bank”) and the Company in 2005, the Company is obligated to indemnify current and former directors and officers of the banks and their subsidiaries for six years following the effective time of the acquisition, which was April 1, 2006 (the “Effective Time”), for any matters arising out of their positions with the banks prior to the acquisition. The indemnification provisions of the respective governing documents of the Company, the banks and their respective subsidiaries in effect at the time of the acquisition cannot be amended for a period of six years after the Effective Time in any manner that would adversely affect the rights of these officers and directors.

The New Jersey Banking Act contains almost identical provisions to New Jersey corporate law relating to limitation of liability and indemnification of directors, officers and employees. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful. Town Bank merged into Two River on December 31, 2008.  Two River’s certificate of incorporation reflects the New Jersey Banking Act formulation limiting the liability of its officers and directors, and the bylaws of Two River contain provisions for the indemnification of its officers and directors, which also reflect the statutory formulation. Two River’s certificate of incorporation provides that officers (for the duration permitted by the New Jersey Banking Act) and directors of the bank shall not be personally liable to the bank or its shareholders for damages for breach of any duty owed to the bank or its shareholders, except damages for breaches of duty based upon an act or omission (i) in breach of such person’s duty of loyalty, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

Insurance. The Company, as required by the Acquisition Agreement, maintains insurance coverage for the purpose of indemnifying current and former directors and officers of the banks for any matters arising out of their positions with the banks prior to the acquisition and will also pay all reasonable expenses incurred by any such individual in enforcing his or her rights to indemnification and insurance coverage. The Company is required to maintain this coverage for a period of six years following the Effective Time. The Company maintains insurance coverage for its current directors and officers against a legal judgment and the related expenses that result from wrongful or negligent acts or omissions committed in conjunction with the performance of their duties as they relate to the Company.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits

Exhibits:

Number	Description

4.1
Specimen certificate representing the Company’s common stock, no par value per share (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed with the Commission on January 6, 2006).

4.2
Warrant, dated January 30, 2009, to purchase up to 288,462 shares of the Company’s common stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 30, 2009).

4.3	Community Partners Bancorp Employee Stock Purchase Plan.

5.1	Opinion of Stevens & Lee, P.C.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

23.2	Consent of ParenteBeard LLC.

24.1	Power of Attorney of Directors and Officers (included on signature page).

Item 9.  Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)  That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned in the City of Middletown, State of New Jersey on February 16, 2011.

COMMUNITY PARTNERS BANCORP

By:	/s/ William D. Moss
William D. Moss
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Moss, A. Richard Abrahamian, or Edward C. Hogan, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title

/s/ William D. Moss	President and Chief Executive Officer,	February 16, 2011
William D. Moss	Director (Principal Executive Officer)

/s/ A. Richard Abrahamian	Executive Vice President and	February 16, 2011
A. Richard Abrahamian	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Charles T. Parton	Chairman and Director	February 16, 2011
Charles T. Parton

/s/ James M. Bollerman	Director	February 16, 2011
James M. Bollerman

/s/ Robert E. Gregory	Director	February 16, 2011
Robert E. Gregory

/s/ Robert B. Grossman	Director	February 16, 2011
Robert B. Grossman

/s/ John E. Holobinko	Director	February 16, 2011
John E. Holobinko

/s/ Michael W. Kostelnik, Jr.	Director	February 16, 2011
Michael W. Kostelnik, Jr.

/s/ William F. LaMorte	Director	February 16, 2011
William F. LaMorte

/s/ Joseph F.X. O’Sullivan	Director	February 16, 2011
Joseph F.X. O’Sullivan

/s/ Frank J. Patock, Jr.	Director	February 16, 2011
Frank J. Patock, Jr.

/s/ John J. Perri, Jr.	Director	February 16, 2011
John J. Perri, Jr.

/s/ William Statter	Director	February 16, 2011
William Statter

/s/ Robin Zager	Director	February 16, 2011
Robin Zager

EXHIBIT INDEX

Number	Title

4.1
Specimen certificate representing the Company’s common stock, no par value per share (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A filed with the Commission on January 6, 2006).

4.2
Warrant, dated January 30, 2009, to purchase up to 288,462 shares of the Company’s common stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 30, 2009).

4.3	Community Partners Bancorp Employee Stock Purchase Plan.

5.1	Opinion of Stevens & Lee, P.C.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

23.2	Consent of ParenteBeard LLC.

24.1	Power of Attorney of Directors and Officers (included on signature page).